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                                                                    EXHIBIT 3.4

                                    AMENDMENT
                                     TO THE
                 RELEVANT INFORMATION AND TRAINING SYSTEMS, INC.
                                     BYLAWS


                                 APRIL 30, 1999

                    This AMENDMENT ("Amendment") to the Bylaws of Relevant Information and Training Systems, Inc. ("Bylaws"), adopted and approved by the Board of Directors effective as of April 30, 1999, hereby amends the Bylaws as follows:

1. AMENDMENT TO NUMBER OF DIRECTORS. Article III, Section 2 of the Bylaws is hereby deleted in its entirety and replaced with the following provision:

                        SECTION 2. NUMBER, TENURE, AND QUALIFICATION. Until a
                Qualified Public Offering or a Permitted Transaction Event (as defined in the Series A Convertible Preferred Stock Purchase Agreement dated April 30, 1999, among investors identified therein and the corporation (the "Purchase Agreement")), the Board of Directors of the corporation shall consist of seven persons, which number shall not be changed by any amendment to the Articles of Incorporation or Bylaws (effective before a Qualified Public Offering or a Permitted Transaction Event) without the consent of the holders of 60% of the outstanding shares of Series A Preferred Stock purchased by the investors identified in the Purchase Agreement. Except as provided in
                Section 6 and 7 of this Article, each director shall be elected at a regular meeting of shareholders and shall hold office until the next regular meeting of shareholders and thereafter until a successor is duly elected and qualified, unless a prior vacancy shall occur by reason of death, resignation, or removal from office. Directors shall be natural persons, but need not be shareholders.

2. AMENDMENT TO ARTICLE VII, SECTION 4S. Article VII, Section 4 of the Bylaws is hereby amended to include the following additional provision:

                If any provision of these Bylaws shall be inconsistent with the Shareholders Agreement dated as of April 30, 1999 (the "Shareholders Agreement") by and among the Company and the shareholders named therein or the Series A Convertible Preferred Stock Purchase Agreement dated as of April 30, 1999 (the "Purchase Agreement") by and among the Company and the parties named therein, the Shareholders Agreement or the Purchase Agreement, as the case may be, shall govern. To the extent that the Shareholders Agreement or the Purchase Agreement are hereafter amended, no such amendment to the Shareholders Agreement or the Purchase Agreement shall be interpreted to reduce any right of any shareholder under these Bylaws.

3. EFFECT OF AMENDMENTS. Except as expressly modified by this Amendment, the Bylaws shall remain in effect pursuant to its terms.